EXHIBIT 99.1

                                  News Release

BW Account Number: 1079001

Date:                    April 14, 2004 2:00 P.M., EST
Contact:                 James L. Saner, Sr., President & CEO
                         Mainsource Financial Group (812) 663-0157


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                  Announces Earnings for the First Quarter 2004


o        Net Income Up 3.7%

o        Earnings Per Share Up 3.0%

o        Return on Average Equity of 13.60%

o        Return on Average Assets of 1.03%

o        Net Interest Margin of 3.68%


James L. Saner, Sr., President & CEO of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited results for the first quarter ended March 31, 2004. Total net income for the first quarter was $3,635,000 compared to $3,505,000 for the same period in 2003, an increase of 3.7%. The Company reported earnings per share of $0.34, which represents a 3.0% increase over the $0.33 per share reported in the first quarter of 2003.

Key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 13.60% for the first quarter of 2004 and return on average assets was 1.03%.

Mr. Saner stated, "I am pleased that our net interest margin has stabilized. It improved four basis points from the fourth quarter of 2003 and seven basis points compared to the third quarter of last year. I believe we are well-positioned to benefit as the economic recovery accelerates and loan demand increases."

NET INTEREST INCOME

Net interest income was $11.5 million for the first quarter of 2004, which represents an increase of 7.1% versus the first quarter of 2003. Average earning assets increased 12.7% while net interest margin, on a fully-taxable equivalent basis, was 3.68% for the first quarter of 2004 compared to 3.90% for the same period a year ago.

NON-INTEREST INCOME

Non-interest income was $4.8 million for the first quarter of 2004, unchanged compared to the same period a year ago. The impact of the acquisition of First Community in the second quarter of 2003 and the implementation of a formalized overdraft program were offset by decreases in mortgage banking activity and investment securities gains.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2004 was $11.1 million compared to $10.3 million for the first quarter of 2003. The increase was due primarily to the acquisition of First Community, which added approximately $1.5 million in non-interest expense. Offsetting this increase was a decrease in the amortization of deferred debt acquisition costs.

In the first quarter of 2003, the Company redeemed a portion of its subordinated debentures and wrote-off approximately $850,000 in related costs.

ASSET QUALITY

Non-performing assets totaled $16.1 million, or 1.13% of total assets, as of March 31, 2004 compared to $11.8 million, or 0.94% of total assets, as of the same period a year ago. This represents a decrease from year-end 2003 of $1.2 million, or 7% of total non-performing assets. With the acquisition of First Community, the Company added approximately $4.4 million of non-performing assets. Management believes that adequate allowance allocations have been provided for these loans as of March 31, 2004.

Mr. Saner stated, "We continue to emphasize the reduction of non-performing assets. Approximately $9 million, or 56% of total non-performing assets, is collateralized by residential real estate, which have historically had lower levels of charge-offs. The remainder of our non-performing assets is made up of relatively small commercial loans predominantly collateralized by real estate. Thus, we anticipate no major losses in this category as well. We continually monitor and analyze our allowance for loan losses and believe it is adequate." The allowance for loan losses was $11.3 million as of March 31, 2004 and represented 1.35% of total outstanding loans.

Mr. Saner added, "We are pleased to see other areas of our Company performing well such as our insurance division where revenues are up almost 20% over last year and our wealth management and investment services division continues to grow each quarter."

                           MAINSOURCE FINANCIAL GROUP
                                   (unaudited)
                  (Dollars in thousands except per share data)

Income Statement Summary                                   Three months ended March 31,
                                                           ----------------------------
                                                                2004           2003
                                                            -----------    -----------
    Interest Income                                         $    16,764    $    16,732
    Interest Expense                                              5,292          6,018
                                                            -----------    -----------
    Net Interest Income                                          11,472         10,714
    Provision for Loan Losses                                        --            390
    Noninterest Income:
          Insurance commissions                                     698            582
          Mortgage banking                                          799          1,353
          Service charges on deposit accounts                     1,538            953
          Gain (loss) on sales of securities                        336            793
          Other                                                   1,393          1,167
                                                            -----------    -----------
                    Total Noninterest Income                      4,764          4,848
    Noninterest Expense:
          Employee                                                6,441          5,514
          Occupancy                                                 758            655
          Equipment                                                 932            812
          Intangible amortization                                   234            221
          Amortization of deferred debt acquisition costs             5            854
          Other                                                   2,711          2,256
                                                            -----------    -----------
                    Total Noninterest Expense                    11,081         10,312
    Earnings Before Income Taxes                                  5,155          4,860
    Provision for Income Taxes                                    1,520          1,355
                                                            -----------    -----------
    Net Income                                              $     3,635    $     3,505
                                                            ===========    ===========

                                                           Three months ended March 31,
                                                           ----------------------------
Average Balance Sheet Data                                      2004           2003
                                                            -----------    -----------
    Gross Loans                                             $   851,525    $   742,382
    Earning Assets                                            1,282,987      1,138,198
    Total Assets                                              1,417,779      1,241,455
    Noninterest Bearing Deposits                                116,338         97,617
    Interest Bearing Deposits                                 1,035,485        931,906
    Shareholders' Equity                                        107,213        100,150

                                                           Three months ended March 31,
                                                           ----------------------------
Per Share Data                                                  2004           2003
                                                            -----------    -----------
    Diluted Earnings Per Share                              $      0.34    $      0.33
    Cash Dividends Per Share                                      0.120          0.114
    Market Value - High                                           24.23          16.23
    Market Value - Low                                            21.13          14.29
    Average Outstanding Shares                               10,587,237     10,677,679

                                                           Three months ended March 31,
                                                           ----------------------------
Key Ratios                                                      2004           2003
                                                            -----------    -----------
    Return on Average Assets                                       1.03%          1.15%
    Return on Average Equity                                      13.60%         14.19%
    Net Interest Margin                                            3.68%          3.90%
    Efficiency Ratio                                              67.06%         65.25%
    Net Overhead to Average Assets                                 1.79%          1.78%

Balance Sheet Highlights
As of March 31                                                  2004           2003
                                                            -----------    -----------
    Total Loans (Excluding Loans Held for Sale)             $   840,666    $   736,399
    Allowance for Loan Losses                                    11,333          9,917
    Total Securities                                            421,781        396,728
    Goodwill and Intangible Assets                               41,160         26,477
    Total Assets                                              1,416,180      1,263,352
    Noninterest Bearing Deposits                                123,167        108,756
    Interest Bearing Deposits                                 1,024,791        940,840
    Other Borrowings                                            145,460         99,970
    Shareholders' Equity                                        108,563         99,818

Other Balance Sheet Data
As of March 31                                                  2004           2003
                                                            -----------    -----------
    Book Value Per Share                                    $     10.26    $      9.36
    Loan Loss Reserve to Loans                                     1.35%          1.35%
    Nonperforming Assets to Assets                                 1.13%          0.94%
    Outstanding Shares                                       10,578,335     10,659,151

Asset Quality
As of March 31                                                  2004           2003
                                                            -----------    -----------
    Loans Past Due 90 Days or More and Still Accruing       $       718    $       366
    Non-accrual Loans                                            13,388          8,615
    Other Real Estate Owned                                       1,955          2,835
                                                            -----------    -----------
    Total Nonperforming Assets                              $    16,061    $    11,816

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial services oriented holding company with assets of $1.4 billion. Through its four banking subsidiaries, First Community Bank and Trust, Bargersville, Indiana; MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 51 offices in 21 Indiana counties and six offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

                                    * * * * *

 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240